EXHIBIT 99.1

Devon Energy Corporation	405 235 3611 Phone
20 North Broadway	www.devonenergy.com
Oklahoma City, OK 73102-8260
News Release

Investor Contact	Zack Hager	405 552 4526
Media Contact	Chip Minty	405 228 8647
DEVON ENERGY NAMES DAVID A. HAGER TO HEAD EXPLORATION & PRODUCTION OPERATIONS
OKLAHOMA CITY – March 11, 2009 - Devon Energy Corporation (NYSE: DVN) announced today that David A. Hager has been appointed to the position of executive vice president, exploration and production. Mr. Hager will be responsible for all of Devon’s oil and natural gas exploration, drilling and production operations.
Mr. Hager is currently a member of Devon’s board of directors. He will resign from the board immediately.
“We are very pleased that Dave Hager has agreed to join Devon’s executive management team,” said President John Richels. “His extensive industry experience has enabled him to make a significant contribution to the company in his role as a director. He will now be in a position to have an even greater impact upon Devon’s success through his leadership of our exploration and production operations.”
Mr. Hager, 52, joined Devon’s board of directors in 2007 and has served as chairman of the Reserves Committee. He served as chief operating officer of Kerr-McGee Corp. prior to its merger with Anadarko Petroleum Corp. in 2006. He has more than 25 years of oil and gas exploration and production experience, including an extensive background in planning and executing deepwater exploration and development projects. He has a Bachelor of Science degree in Geophysics from Purdue University and a Masters in Business Administration degree from Southern Methodist University. Mr. Hager also serves as a director of Pride International, Inc.
Mr. Hager will fill the position previously held by Stephen J. Hadden. Mr. Hadden has left the company to pursue other opportunities.
Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
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